UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: July 20, 2023

(Date of earliest event reported)

TITAN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13341	94-3171940
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Oyster Point Blvd., Suite 505, South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

650-244-4990

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TTNP	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On July 26, 2023, Titan Pharmaceuticals, Inc. (the “Titan” or the “Company”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Fedson, Inc., a Delaware corporation (“Fedson”) for the sale of certain ProNeura assets including Titan’s portfolio of drug addiction products, in addition to other early development programs based on the ProNeura drug delivery technology (the “ProNeura Assets”). The Company’s addiction portfolio consists of the Probuphine and Nalmefene implant programs. The ProNeura Assets constitute only a portion of Titan’s assets.

Under the terms of the Asset Purchase Agreement, Fedson will purchase the ProNeura Assets from the Company for an upfront purchase price of $2 million ($1 million at closing, $1 million to be held in escrow pending completion of certain conditions) with potential milestone payments to Titan of up to $50 million on future net sales of the products. The Company will also receive certain royalties on future net sales of the products. As further consideration, Fedson will assume all liabilities related to a pending employment claim against the Company. The transaction is expected to close ten (10) days following signing of the Asset Purchase Agreement, subject to the satisfaction of customary closing conditions.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Asset Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto.

Promissory Note

On July 20, 2023, the Company received $250,000 in funding in exchange for the issuance of an unsecured promissory note for that principal amount (the “Promissory Note”) to David E. Lazar, the Company’s Chief Executive Officer and chairman of the Company’s Board of Directors. Pursuant to the Promissory Note, the principal amount will accrue interest at a rate of the Prime Rate + 2.00% per annum, and all principal and accrued interest will be due and payable on the earlier of January 1, 2024 or such time as the Company receives debt or equity financing, or proceeds in excess of $500,000 from the Company’s transaction with Fedson, Inc. described above.

The Promissory Note is filed as Exhibit 10.2 to this Current Report on Form 8-K. The foregoing summary of the terms of the Promissory Note does not purport to be complete and is subject to, and qualified in its entirety by, the Promissory Note which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under the heading “Promissory Note” under Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

Item 3.02. Unregistered Sales of Equity Securities.

On July 26, 2023, the Company granted, pursuant to the Company’s Fourth Amended and Restated 2015 Omnibus Equity Incentive Plan, and as approved by the Company’s Board of Directors, an aggregate of 450,000 shares of unrestricted common stock to six members of the Board of Directors and one member of the management team (the “Awards”). The Awards vested immediately.

The Awards were issued by the Company pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) for the offer and sale of securities not involving a public offering, and Regulation D promulgated under the Securities Act.

Item 7.01. Regulation FD Disclosure.

On July 27, 2023, the Company issued a press release announcing the Company’s entry into the Asset Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1*	Asset Purchase Agreement between Titan Pharmaceuticals, Inc. and Fedson, Inc., dated as of July 26, 2023.
10.2	Unsecured Promissory Note between Titan Pharmaceuticals, Inc. and David E. Lazar
99.1	Press Release of Titan Pharmaceuticals, Inc. dated July 27, 2023.
104	Cover Page Interactive Data (embedded within the Inline XBRL document).

* Certain identified information has been excluded (denoted by the symbol “[****]”) from the exhibit because such information is both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed. Certain schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) or Item 601(b)(10)(iv), as applicable, of Regulation S-K. The Registrant agrees to furnish supplemental copies of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITAN PHARMACEUTICALS, INC.

By:	/s/ David E. Lazar
David E. Lazar
Chief Executive Officer

Date:	July 27, 2022

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